Exhibit 99.1

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2009 Strategic Hotels and Resorts conference call. My name is Christie, and I will be your operator for today. At this time. all participants are in a listen-only mode. We will conduct a question and answer session toward the end of today’s conference. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

I will now like to turn the call over to Mr. Ryan Bowie, Vice President and Treasurer. Sir, please proceed.

Ryan Bowie - Strategic Hotels and Resorts - VP, Treasurer

Thank you. Good morning, everyone. Welcome to Strategic Hotels and Resorts third quarter 2009 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site with the replay of today’s call also available for the next month.

Before we get underway, I’d like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates. In addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with REG G requirements.

I would now like to introduce the members of management team here with me today. Laurence Geller, President and Chief Executive Officer; and Jim Mead, Executive Vice President and Chief Financial Officer.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Thank you, Ryan. Good morning, everybody. Welcome to our third quarter earnings conference call. For the quarter our RevPAR declined by 22.6%, resulting in an FFO per share loss of $0.07 on EBITDA of $31.2 million. While we haven’t yet turned the corner towards improved operating results, we are seeing positive indicators that point towards demand stabilization. These include key macro-economic trends, such as growth of GDP of 3.5%, reported for the third quarter. Hospitality demands historically has been tied to GDP growth, so the trends we’re seeing now augur well for growth during the coming year. Occupancy declined by 4.4 percentage points in the third quarter, it was the least amount of loss since the second quarter of 2008. And transient occupied room nights occupied by 5.5%.

Rate is the most significant challenge today for our hotel operators and is likely to remain so for 2010. Our third quarter average rate was down 18% in North America, spread consistently across all room categories, geographic regions, and hotel types. One simple metric used in yield managing the rate is tracking compression room nights, nights in which occupancy is at least 90%, which are across our North American portfolio, forecasted to be approximately 900 nights in 2009, a decline of 29% from 2008, and a 40% decline from 2007 levels. The recessionary pattern of declining room demand is being replaced by an increase in transient demand, and that has continued during this quarter. Group business, which historically has driven approximately half of our room revenues, remained weak during the third quarter, as occupied room nights declined 20% while the rate was off 12%.

Our research indicates that the residual effect of our government’s hyperbole and rhetoric earlier this year, lingers and some companies are concerned with the incentive travel, optional events, celebrations, and thrills. However, the early signs of pick up in group demand are evident. Meeting planners report being more optimistic about the outlook for the economy, and our hotels are reporting increased site visits, which will, at some point, likely translate into bookings. Cancellation and attritions are abating, as these fees collected in the quarter declined 29% from the second quarter and 59% from their peak in Q1 of this year. In previous cycles, a shortening booking window for corporate meetings has been evidence of the initial phase of group demand recovery. Early signs indicate a similar pattern this time, with group room nights booked in the quarter for the third quarter up 9% over last year. Today we have approximately 400,000 group room nights on the books for 2010, which, if historical booking patterns were to be repeated, would support at a minimum the same level of demand as 2009. We remain cautiously optimistic that short-term bookings may allow our portfolio to exceed that number. These are in the year for the year and although we anticipate the room rates will remain depressed, particularly in the first two quarters of next year, as the effects of setting lower rate room rates this year burns off through the next year.

Comment about rates in general. Our research indicates that room rates overall may well have been cut in excess of that which demand necessitated. Thus, the priority for our Company is, and will be, to work with the brands to set rates based on guest research propensity to consume, rather than what appears to us to be often unnecessary and rash discounting. Maintaining margin is a formidable task in this rate-challenged market. On a total revenue decline of 22%, North American GOP margins contracted only 630 basis points, and our team continues to have great success in their rigorous and disciplined approach to systematically stripping out costs of all levels of our hotel operations. This is the ninth consecutive quarter of our implementation of our cost-cutting measures, making quarter on quarter comparative improvements increasingly harder to achieve in our portfolio.

Turning to our outlook for the remainder of 2009 and 2010. While the overall economy remains too volatile to provide specific earnings guidance, we are becoming increasingly convinced that we are through the worse of the downturn and are seeing many positive indicators that inevitably lead to a pick up in lodging demand. Notably, strong GDP growth in the third quarter is clearly a positive indicator, although boosted by government stimulus. Forecasts for GDP growth in the fourth quarter and throughout 2010 are generally in the 2% to 3% range, which would traditionally lead to a higher level of demand than we are currently experiencing, although the uncertain impact of high unemployment on lodging demand must remain a concern. Importantly, as far as our high end market segments are concerned, consumer confidence continues to rebound. The University of Michigan Consumer Sentiment Index rose to 73.5 in September, which is up from an all-time low of 56.3 in February of this year. While the VIX Index, a measure of the market’s volatility, has settled down below 30 versus highs over 80 November of last year.

We analogize this current period as the mirror opposite of our third quarter 2007 earnings call discussion, when we first spoke to you of having implemented contingency plans in the middle of a quarter in which we reported 9%-plus RevPAR growth. During that call, we talked about the early indicators of macroeconomic head winds that would inevitably result in negative impact on hotel and resorts demand. Even though there was no immediate signal in the actual results on near-term indicators, our extensive experience over previous cycles mandated that we took the initial and crucial steps of working with each of our operators to immediately prepare for the impending downturn. Today our operating results remain challenged, and although our current near-term indicators suggest we certainly shouldn’t expect to see positive year-over-year growth in the next two quarters, many of the same macro indicators and sentiments that two years ago caused us to prepare for the downturn, are now showing signs of turning in our favor. As such, both experience and logic would dictate that growth is on the horizon.

Historically, growth in some segments of our high end resorts and group lodging markets have lagged GDP growth by as much as 6 to 12 months, meaning that should these trends continue, we should expect to see growth sometime in the middle of 2010, and we will plan and execute accordingly. If history and current indicators are any guide, occupancy will rebound before rate. To the extent that the rate continues to slide or depressed, and occupancy rises, margins may be continued to be pressured. It appears to us that we’re nearing a bottom in terms of occupancy. However, it will take a meaningful pickup in demand and a far more research-oriented and disciplined approach to rate-setting to sooner rather than later, translate that demand into significant pricing power. As we were prepared for the downturn, so we will be prepared for sustained and significant up-turn aided by unusually low supply dynamics, which will result in a very favorable long-term increase in profits and values for our portfolio. We will continue our program of systematically reducing expenses at our hotels in a manner that will permanently change operational methodologies, sustain these cuts for the long term and enhance comparable margins during the inevitable recovery.

As we’ve done for the past few quarters, I’d like to update you on our strategic initiatives and report that we have been successful in all five of our stated strategies. Beginning in the first quarter of 2008, our first goal has been to ensure our US portfolio’s RevPAR results have exceeded the Smith travel luxury averages. This has been consistently achieved, and again in the third quarter, did so by 140 basis points. Our second goal is in managing expenses. Our 630 basis-point decline in North American GOP margins is a commendable result given an 18% average rate drop in the quarter, a change in the mix of business towards the less profitable discount transient room nights and the residual impact of the H1N1 scare on our Mexican properties. Our general objective is, and remains, a two to one ratio between percentage change in EBITDA to percentage change in total revenue. This ratio is on target in the quarter with a 22% decline in total revenue, leading to a 45% decline in EBITDA.

We remain pleased that despite the fact that our mix of business is significantly weighted more than our peers towards lower margins room revenues, in fact it was 45% of total revenues in Q3, our results and our margins compare very favorably with them. Third, we reported corporate overhead for the quarter of $5.5 million, and at $20 million annual run rate, is $27 million below our 2007 results. And while we continue to focus on lowering our corporate expenses, we are meeting our internal targets. Fourth, we have limited all capital outlays, and because of the excellent physical condition of our properties, have few owner funded capital requirements on the horizon, thus improving our liquidity. And, finally, as part of our priority to improve our balance sheet, strategic asset sales have been, and remain, a key corporate objective.

Last week we closed on the sale of the Four Seasons in Mexico City to the Meridia Capital Group for $54 million. New supply will add approximately 500 rooms to that property’s market, nearly double the existing luxury competitive set, which indicated to us that there is little likelihood of early return of property’s peak level of profitability in 2008. We also knew that incremental capital expenditures would be mandated in order to keep our property competitive with that new competition. Importantly for the company, a significant liquidity boost was provided with this disposition. This gives us additional comfort as we work our way through the volatility of this down downturn and what may be a choppy recovery. The hotel was forecast to contribute $3.3 million of NOI this year, which, after adjusting for corporate level expenses and income tax, translated into a 5.4% cap rate. This disciplined sale execution demonstrates yet again the high values of the unique properties in our portfolio. To further supplement our liquidity, we are in the market with our Renaissance le Parc hotel in Paris.

During the third quarter we announced appointment of two new independent directors. Raymond Gellein is the former president of Starwood Hotels & Resorts Global Development Group, and Eugene Reilly is President of the American division for AMB Property Corporation. These appointments align with our objective of strengthening the board composition in this volatile environment. The complimentary experience and exceptional experiences of Rip and Gene, will enhance our execution strategy going forward.

I’ll now turn the call over to Jim, who will speak more specifically on the rest of our priority balance sheet initiatives as well as take a more detailed look into the quarter.

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

Thank you, Laurence, and good morning, everyone. As has been the general trend through this year, we continue to replace lost group rooms with discounted transient business. Weakness was led by a 31% loss in group room nights at resort properties such as the Ritz-Carlton, Laguna Niguel, and Half Moon Bay, on rate loss of almost 15%. By contrast, group activity at our urban properties was down by half as much. As a result, resort RevPAR in the quarter declined 27.1% compared with the 19.6% decline in our urban hotels. Transient room booking activity was increasingly depended on discounted channels. We’ve seen modest rate reductions in all of the pricing segments, less sell in the premium segments, and greater discounting in the lower-rated ones. The greatest impact on our rate, however, has been on the redistribution of our room bookings towards discounted segments. Again, particularly in the resort properties, which have had the most difficult time in filling the lost mid-week group business.

Non-rooms revenue that generally comprises almost half of our business, was off by 21% during the quarter, and with directly related to the loss of group room nights that typically drive banqueting and related revenues. Couple of final observations on revenues. The rate of occupancy declined slow this quarter, and there are signs that business conditions are beginning to improve. Laurence mentioned that the activity levels at our hotels that precede group bookings are encouraging, and in addition, while call volumes are lower than a year ago, they have been consistently improving week-to-week. As we noted historically, room demand lags economic growth. We’ve seen now the start of economic growth and demand for rooms will follow. However, for the next couple of quarters, we’ll be an uncomfortable in-between period which will continue to show operating weakness, while the book of business bills into next year, and occupancy and rates begin to strengthen.

Our margins during the quarter were well contained considering the amount of rate loss we saw. Our US gross operating profit margins contracted 580 basis points during the quarter, which is directly attributable to the loss of rate during the quarter. From a more granular perspective, the measures of our hotel productivity were all on track with our cost containment plans, including a 12% reduction in wages and benefits, which translated into a 7% per occupied room reduction. We achieved this with diligent execution of our cost containment programs and as shown by a decline of 16% in total hours worked, or a reduction of $2.4 million hours so far this year. Costs of sales for food and beverage declined an exceptional 120 basis points, despite the loss of higher margin group banquet revenues. As you’ve seen, we reported a 680 basis point contraction in our North American EBITDA margins. Let me give you a buildup of that number. US GOP margins contracted 580 basis points. The lost revenues from H1N1 virus in Mexico cost about 75 basis points. And the rest came from real estate taxes and insurance, which are largely fixed.

Our properties in London and Paris continue to perform well, showing both the relative resilience of their locations, and the markets in which they’re located. The religious observance of Ramadan moved into the high summer season and impacted the results of Paris and London. In local currency, the London Marriott Grosvenor RevPAR declined 13%. The Renaissance Le Parc was slightly ahead of last year, and Marriott Champs Elysees declined 6%. The InterContinental Prague was down 20%, as this city continues to struggles with new supply and only moderate increases in demand. Exchange rate changes from last year worked against us for our US dollar results.

Let me touch on a couple of the properties specific contributor to the quarter’s results and their impact on our outlook. Starting with Mexico, the disruption from the H1N1virus began in Mexico in April of this year and reduced reported average North American RevPAR by about 2% and cost us approximately $2 million in lost EBITDA during the quarter. For the year-to-date, we estimate a $4 million total EBITDA impact from the H1N1 virus for both the Four Seasons Mexico City, which has just been sold, and the Four Seasons Punta Mita. Punta Mita, and importantly air-lift to Puerto Vallarta, are recovering slowly but solidly, in what is a very positive omen for the future, the hotel is 100% booked for

Christmas, with a 10-day minimum stay and a 100% advanced cash deposit, at rates 5% higher than last year. We’ve increased the group bookings into next year as a backstop to potential weakness. Our group pace is up 16%, and we’ll just have to wait until later in the year to have more visibility on the performance for our first quarter high season. Our Four Seasons in Washington, D.C. had a positive impact on our reported results. The hotel is benefiting from a well-executed renovation that includes an 11-room and suite expansion and the addition of a new restaurant operated by Michael Mina that is forecasted to do almost $9 million in business on 136 seats in its first year of operations. We are very much on track here against our expectations for this hotel.

Changing to CapEx, we are estimating to spend approximately two-thirds of the available funds in our FFO reserves this year. Or about $43 million with minimal additional owner-funded spending planned. Our properties are in good condition, and we do not foresee any material capital requirements in the near future. As we just noted, we reported the Four Seasons Mexico city sold for $54 million and we will book an approximately $4.5 million gain on this asset in the fourth quarter. We also exited from our development agreement in the city of Santa Fe. During the quarter we took a $30.8 million impairment against the Renaissance Le Parc. Because we are in the midst of marketing the hotel for sale, we changed our holding period and marked the value to market. The impairment charge was excluded from our reported comparable EBITDA and FFO results. With the sale of the Four Seasons Mexico City, we now have approximately $195 million outstanding in our line of credit net corporate cash on hand. Our third quarter fixed charge coverage was 1.25 times, and after the sale we have approximately $120 million of available liquidity.

Now that our liquidity is established, we look forward to making added gains toward improving our positioning and reducing our balance sheet risk, including sale of one or more hotel assets to supplement our liquidity further, negotiating improvements in our management contracts to enhance both cash flow and more importantly value, continuing our very successful cash management activities, and aggressively seeking improvements in our debt structure wherever possible.

Thank you for your time. Let’s open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). And your first question comes from Will Marks of JMP securities. Sir, please proceed.

Will Marks - JMP Securities - Analyst

Hi, good morning, Jim, Laurence and Ryan. My question, first of all, on CapEx, can you talk about requirements for next year? Should we assume similar levels?

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

Our — approximately including our Hotel del Coronado, we have $40 million to $45 million in annual FF and E reserves. We don’t have the fully laid out plan for next year, but again, our target for the upcoming year, pending any growth in our markets, would be to minimize our CapEx spend and to spend below that number. Again, subject to the way the markets develop as we move into next year.

Will Marks - JMP Securities - Analyst

Okay. Great. And second question is, just on Mexico City, maybe you can give a little bit of color. My understanding is that the hotel is one of the best assets in the market, and even multiples seems relatively low, certainly compared to where you’re trading today, and on a really, really depressed EBITDA number that I understand is not going to come back any time soon. But the capital you’ve raised isn’t that significant in light of $2 billion or so of debt. Maybe talk a little bit about it.

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

Let’s step back a minute. The sale of the asset , when we take into consideration the general administration costs and taxes that we have associated withholding the asset, was in the mid-17 times NOI. So from our perspective, the multiples that we received — we would agree with you the valuation is depressed. The multiple received is pretty generous in the current marketplace. Let us step back, though, on your bigger question, which is how does $50 million help in the overall picture? Our objectives, as we move forward, are to continue to work on elements of the balance sheet, which include doing things like extending mortgages where possible and looking at other opportunities within the balance sheet. From that context, actually from our perspective, $50 million goes a long way towards making those things possible. So strategically, we think it was a very important sale and, in fact, we’re looking forward to the potential for another sale to supplement that availability to give us an extra liquidity to start working our balance sheet more efficiently.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Will, let me go on. The hotel, we have had this hotel a number of years. It is a great hotel in the market. It stands on its own and has stand aside. However, as we mentioned there are 500 new rooms in three properties, either opened — just opening or under construction, which will slice not an expanding market demand area even tighter. On top of it, because of the age of our hotel, compared to the facilities and amenities that are being built in these three competitive hotels, we would have to add amenities and facilities to stay competitive, which would not necessarily be a positive ROI experience for us. From a strategic perspective, the hotel should be sold from us, it fits in our strategy to sell in that type of situation, and the pricing we think in this marketplace was well done.

Let me give a little bit more color on it, though. This was a well sought after property when we started to market. We had multiple offers within the range. We chose Meridia Capital for certainty and speed of execution. There were multiple offers from a plethora of sources, some you would expect, and some you wouldn’t. So that all goes well for the value of our portfolio.

Will Marks - JMP Securities - Analyst

I appreciate the insight, thanks.

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

Thanks, Will.

Operator

And your next question comes from Mr. Bill Crow of Raymond James. Sir, please proceed.

Bill Crow - Raymond James - Analyst

Good morning, guys. Speaking of multiple bids and plans for asset sales, there is a lot of capital that is sitting on the sidelines looking to buy — Jim, you maybe mentioned you were looking at one or two or asset sales. Is it possible that number ratchets up to four, six, over the next year?

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

I think, Bill, here at the point, we are still very much strong believers in the value of our assets. The current market is moving towards valuations based on a very depressed trailing 12-month performance. We don’t in any way believe that trailing 12-month performance can infer real value to the hotels that we own. So I think the way we look at it, Bill, is any sale of anything today has a potential for actually destroying value for our shareholders. So we don’t want to — we want to be very careful with how we manage these things, and seek to raise only enough liquidity to make significant improvements in our balance sheet as we look toward being a long term public Company, and having all the access to capital that public companies should have. So I think we need to be careful with the way we look at raising capital. We need to look at the most efficient sources to adjust our balance sheet. And look at the impact of shrinkage versus growing. I hope that gives you some context. It’s not a specific answer.

Bill Crow - Raymond James - Analyst

Switching — same topic, though, the Le Parc Renaissance. There is no debt on that asset. I believe that is unencumbered. Is that correct?

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

That’s right. Yes.

Bill Crow - Raymond James - Analyst

So it obviously gives you maximum liquidity. You acquired it in I think I’ve got 2007 at $91 million and the write-down to fair value is in the low 50’s?

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

That’s right.

Bill Crow - Raymond James - Analyst

Is that kind of representative of the sort of reduction in value that we should kind of think about from 2007 levels? $91 million to $52 million, pretty significant drop in that market.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Here it comes to the balancing of the balance sheet imperatives against holding the property which needs redevelopment.

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

Yes.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

So I think that this — I think the Paris market, the euro is strong, the property is unencumbered. It can significantly influence us. I’m not going to comment on what you can or can’t expect, that would be foolish given we’re in the midst of a marketing process. However, I — that property does remain even in these markets liquid, and when we consider the time we would have to spend in the future displacement and the capital expenditure, if we chose to sell it, if we have a number that achieves our objectives, and I think it will become what we call a strategic sale. Clearly, clearly, we will not get back what we put into it.

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

One other comment, we’re picking on this property specifically right now, and I’ll just say this property among all of our properties, is back-end weighted in terms of value. Terminal value of the property is high, but there has to be a rapid growth in cash flows to achieve the terminal values. What is happening today is a far heavier weighting on current cash flow, and this property just happens to be at the one extreme of our portfolio, which is low current cash flow, very, very high terminal value.

Bill Crow - Raymond James - Analyst

Okay.

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

I don’t think it is representative of, and as we look at the rest of the portfolio, it is certainly not representative of the discount.

Bill Crow - Raymond James - Analyst

All right. That’s it for me.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Bill , if I can just talk about it. From an intellectual perspective, you will see rapid recovery in the US, rapid recovery in — more rapid recovery than anywhere else in our marketplace in Europe and Mexico. You would see value increases dramatically change in the US far faster than anywhere else. So obviously we’re going to look to redeploy from those assets which have slower growth into the higher growth markets. So that’s where we are.

Bill Crow - Raymond James - Analyst

Okay. Thank you, guys.

Operator

(Operator Instructions). Your next question comes from Mr. [Brian Mayer] of Collins Stewart. Please proceed.

Brian Mayer - Collins Stewart - Analyst

Hi, guys. Can you hear me?

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

Hi, Brian.

Brian Mayer - Collins Stewart - Analyst

Can you talk about any assets that you may have where they can be put back to the lenders similar with what we’re seeing with Sunstone? Do you have any of that and is that something you’re considering?

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

I think differently than the Sunstone situation. From our internal perspective, when we look at our assets, we don’t have properties which have such value challenges. The current metrics may be poor on some of the properties, but their intrinsic value is much higher. So I think when we look at properties today, we see equity across our portfolio. The only time that we really actually have to make that type of decision is if we are carrying an asset. And right now, all of our assets are currently paying their own interest expense, and they’re contributing cash flow to the Company. So it is an entirely different situation for us.

Brian Mayer - Collins Stewart - Analyst

With the impending maturities coming up in 2011 and 2012 and the whole amend and extend that is going on with the bankers, can you give us any color as to how your situation might play out as we hit 2011, assuming you can’t sell enough assets at the right prices to get you where you need to be?

Jim Mead - Strategic Hotels and Resorts - SVP, CFO

Look, our goal is to smooth those maturities well before we get to 2011, so I think that more to come on that. But as a — as an internal — as we lay out our internal goals now that we’ve been so successful in achieving our five stated objectives. Our next round of goals is related to smoothing out the requirements and pushing them out. We’re working diligently on a number of those things. We’ve talked about our goals, for example, in the InterContinental Prague, and there will be other situations where we look at constructive extensions.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

It’s Laurence. Let me make sure as I’ve said previously the corporate philosophy is non-course means non-recourse. We will not chase an asset down the hill for the sake of keeping an asset. If those have intrinsic value and upside for to us do it, if we can’t amend that if we need to or cannot extend maturities, and we do not feel the asset has significant value in a re-buy analysis, we consider non-recourse exactly that. We will not — we will not be different from Sunstone in that respect.

Brian Mayer - Collins Stewart - Analyst

Okay. And one last question, and you touched upon this with some vigor, and I was happy to see that. As it relates to rate and really the sloppiness on the part of the operators, driving rate lower unnecessarily. What kind of impact can you have with your operators to get that corrected? We’re really not hearing enough talk about that among the REITs with respect to that very crucial part of your fundamental business.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Thank you for saying. We agree with you, we’re not hearing enough talk about it. However, it is very, very clear that the operators are beginning to listen very carefully. When we look at slashing rates where you are in compression nights, which is what is happening in many of our hotels, and in other hotels, it is clearly a clarion call to the operators to stand back. We are very fortunate. We have a great collaborative relationship with all of our operators. We work in very good respect with each other for our skill sets. And I would say not one of our operators is ignoring our message. They are working.

This was a panic-driven market during the six months of this year. People were chasing deals down, not knowing where the bottom was going to end, trying to back-stop deals. And it became chaotic, and I have not seen this sort of rate-cutting for a long, long time. I think the last time I saw it was the early 1980s. So we have been our team led by Richard Moreau, talking to each of our operators, as we’re talking to the chief executives of these companies, and I would say they’re being very responsive. The louder our noise, the squeakier the wheel, I guess.

Brian Mayer - Collins Stewart - Analyst

Thanks a lot guys.

Operator

This concludes today’s question-and-answer session. Mr. Laurence Geller, please proceed to closing remarks.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Thank you very much. The downturn has been and remains challenging. However, we now do feel that the seeds of recovery seem at last to be growing, and we have well-founded and grounded reasons for optimism in general and for our Company, in particular. We have irreplaceable locations, assets in great physical and competitive condition. Systemic changes to the operation that will have a significant positive upside to both profitability and values, and we have unusually benign supply dynamics in our power specific markets. We know we’ve got a lot of work to do in every aspect of our business, particularly in improving our balance sheet. And we are increasingly confident about our ability to meet the challenges ahead and the goals we’ve set, and we fully intend to continue to execute our plans in a thoughtful and disciplined manner.

Thank you for your time today and for your support. We look forward to speaking to you next quarter when I hope our optimism of today will be mirrored in improving results for our economy, our industry, and our Company. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.